UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2014

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street Louisville, Kentucky	40202-2412
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 1, 2014, Kindred Healthcare, Inc. (the “Company”) transferred the operations of seven nursing centers located in Wisconsin (the “Transferred Facilities”) to subsidiaries of Midwest Geriatric Management, LLC (“MGM”). MGM also purchased certain assets (other than tangible personal property) used by the Company to operate the Transferred Facilities for an aggregate purchase price to be determined post-closing (estimated at approximately $80,000), pursuant to the terms and conditions set forth in seven separate Operations Transfer Agreements. While no single Operations Transfer Agreement qualifies as a material contract, the June 1, 2014 divestiture of the Transferred Facilities to MGM taken as a whole qualify as a disposition of a significant amount of assets. Other than with respect to the Transferred Facilities, no material relationship exists between MGM and the Company (or any of their affiliates, directors or officers).

The Transferred Facilities were previously leased from Ventas, Inc. (“Ventas”) and had lease terms expiring on September 30, 2014. Ventas purchased the tangible personal property used by the Company to operate the Transferred Facilities pursuant to the terms of the underlying leases for an aggregate purchase price of approximately $1.6 million. As more fully described in the “Master Lease Agreements” section of the Company’s Form 10-K filed with the Securities and Exchange Commission on February 28, 2014, the Company leased 38 transitional care hospitals and 105 nursing centers as of December 31, 2013 from Ventas under five master lease agreements.

A pro forma income statement is not provided as the Company has reflected the operating results for the Transferred Facilities as discontinued operations for all historical periods beginning September 30, 2013 (the date the Company and Ventas entered into agreements to exit 60 of the 105 nursing centers leased from Ventas, including the Transferred Facilities). A pro forma balance sheet is not provided due to the immateriality of proceeds received from the sale of assets from the Transferred Facilities. The Transferred Facilities accounted for revenues of $50 million for the year ended December 31, 2013 and $12.1 million for the quarter ended March 31, 2014 and pretax losses of $6.5 million and $0.9 million for each such respective period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Kindred Healthcare, Inc.

Date: June 3, 2014	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Co-General Counsel and Corporate Secretary